                                                             EXHIBIT NO. 99.9(b)

                              MFS SERIES TRUST VII

                500 BOYLSTON - BOSTON - MASSACHUSETTS 02116-3741
                                (617) - 954-5000








                                                                 January 1, 1998



MFS Service Center, Inc.
500 Boylston Street
Boston, MA  02116

Dear Sir/Madam:

         This will confirm our understanding that Exhibit B to the Shareholder Servicing Agent Agreement between us, dated August 1, 1985, as amended, is hereby amended, effective immediately, to read in its entirety as set forth on Attachment 1 hereto.

         Please indicate your acceptance of the foregoing by signing below.

                                                    Sincerely,

                                                    MFS Series Trust VII



                                                    By:    W. THOMAS LONDON
                                                           ---------------------
                                                           W. Thomas London
                                                           Treasurer



Accepted and Agreed:

MFS SERVICE CENTER, INC.




By:     JOSEPH W. DELLO RUSSO
        -----------------------------
        Joseph W. Dello Russo
        Treasurer

                                                                 ATTACHMENT 1
                                                                 January 1, 1998


                          EXHIBIT B TO THE SHAREHOLDER
                        SERVICING AGENT AGREEMENT BETWEEN
                        MFS SERVICE CENTER, INC. ("MFSC")
                      AND MFS SERIES TRUST VII (THE "FUND")


The fees to be paid by the Fund on behalf of its series with respect to all shares of each series of the Fund to MFSC, for MFSC's services as shareholder servicing agent, shall be 0.1125% of the average daily net assets of the Fund.